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                      [PRICEWATERHOUSECOOPERS LETTERHEAD]


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 13 to the Registration Statement on Form N-4 (the "Registration Statement") of our report dated March 12, 2001, relating to the financial statements of New York Life Insurance and Annuity Corporation, and of our report dated February 20, 2001, relating to the financial statements of New York Life Insurance and Annuity Corporation Variable Annuity Separate Account III, which appear in such Statement of Additional Information. We also consent to the references to us under the heading "Experts" and "Condensed Financial Information" in such Registration Statement.




/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York
September 28, 2001